Exhibit 99.1

Press Release

Contact:

Charles F. Cargile, 949/863-3144

Newport Corporation, Irvine, CA

investor@newport.com

or

Rob Fink, 212/896-1206

KCSA Strategic Communications

newport@kcsa.com

NEWPORT CORPORATION REPORTS

FIRST QUARTER 2013 RESULTS

Irvine, California — May 1, 2013 — Newport Corporation (NASDAQ: NEWP) today reported financial results for its first quarter ended March 30, 2013, and its outlook for the remainder of 2013.  The company noted the following regarding the first quarter results:

•                        Net sales of $132.6 million;

•                        Net income attributable to Newport Corporation of $2.7 million, or $0.07 per share, when measured according to generally accepted accounting principles (GAAP);

•                        Non-GAAP net income of $6.2 million, or $0.16 per diluted share, excluding the amortization of intangible assets, stock-based compensation expense, acquisition-related, restructuring and severance costs, and the tax impact of the excluded amounts; and

•                        Cash generated from operations of $7.5 million, and a reduction in debt of $12.1 million.

Commenting on the results, Robert J. Phillippy, Newport’s President and Chief Executive Officer, stated, “While conditions in the primary markets we serve were generally weak in the first quarter, we did see sequential growth in orders from customers in our life and health sciences, microelectronics, and industrial markets, which may reflect the early signs of improving conditions.  We continue to implement our strategic plan, and have made progress on several of our long-term growth initiatives.  We remain confident that these initiatives, together with effective execution, will position Newport to achieve significant growth in sales and profitability when macro-conditions improve.”

Sales and Orders

Newport’s sales and orders by end market were as follows:

				Percentage	Percentage
	Three Months Ended			Change vs.	Change vs.
	March 30,	December 29,	March 31,	Prior	Prior Year
(In thousands, except percentages, unaudited)	2013	2012 (1)	2012 (1)	Quarter	Period

Sales by End Market

Scientific research	$30,893	$33,319	$36,024	-7.3%	-14.2%
Microelectronics	27,730	28,632	36,154	-3.2%	-23.3%
Life and health sciences	31,177	32,283	37,116	-3.4%	-16.0%
Defense and security	15,411	18,312	17,377	-15.8%	-11.3%
Industrial manufacturing and other	27,396	29,097	30,496	-5.8%	-10.2%
Total	$132,607	$141,643	$157,167	-6.4%	-15.6%

Orders by End Market

Scientific research	$31,489	$34,321	$29,278	-8.3%	7.6%
Microelectronics	28,186	26,153	42,168	7.8%	-33.2%
Life and health sciences	30,474	26,975	63,731	13.0%	-52.2%
Defense and security	14,930	18,449	20,114	-19.1%	-25.8%
Industrial manufacturing and other	28,506	27,974	30,813	1.9%	-7.5%
Total	$133,585	$133,872	$186,104	-0.2%	-28.2%

Notes:

(1)                                 Certain prior period amounts have been reclassified to conform to the current period presentation.

On a sequential basis, sales declined 6.4% compared with the fourth quarter of 2012.  New orders in the first quarter of 2013 were approximately equal to the fourth quarter 2012 level.  The company noted that first quarter orders from customers in its life and health sciences, microelectronics, and industrial and other end markets all increased sequentially compared with the fourth quarter of 2012, and that the sequentially lower first quarter sales to and orders from customers in the scientific research and defense and security end markets were consistent with the continued uncertainty in government funding levels and the normal seasonal patterns in the research market.

Operating Income and Net Income

Newport reported operating income for the first quarter of 2013 of $4.4 million when calculated in accordance with GAAP.  On a non-GAAP basis, excluding amortization of intangible assets, stock-based compensation expense, and acquisition-related, restructuring and severance costs, the company’s operating income for the first quarter of 2013 was $11.2 million, or 8.4% of net sales.

The company has provided a reconciliation of its gross profit, operating income, net income and net income per diluted share calculated in accordance with GAAP and on a non-GAAP basis following the statements of income and comprehensive income included in this release.  Management believes that the supplemental presentation of non-GAAP financial information provides insight into the company’s core business results, as well as a more meaningful comparison of its financial results between periods.

Cash, Cash Equivalents and Marketable Securities

In the first quarter of 2013, Newport generated $7.5 million in cash from operations, and reduced its total indebtedness by $12.1 million.  As of March 30, 2013, the company had $171.6 million in total indebtedness and $96.2 million in cash, restricted cash and marketable securities.

Financial Outlook

Commenting on Newport’s outlook, Mr. Phillippy said, “Based on input from our customers, we expect conditions in several end markets to improve during the course of 2013, resulting in increased sales in the second half of the year.  In the second quarter of 2013, we expect sales to be slightly higher than the first quarter level, based on our current backlog and the anticipated market improvement.  As a result, we also expect slight sequential increases in our non-GAAP operating income and non-GAAP earnings per diluted share in the second quarter of 2013.  In parallel, our long-term growth initiatives continue to gain momentum, and we are confident that these will enable us to accelerate our growth rate in future years.

ABOUT NEWPORT CORPORATION

Newport Corporation is a leading global supplier of advanced-technology products and systems to customers in the scientific research, microelectronics, life and health sciences, defense and security, and industrial manufacturing markets.  Newport’s innovative solutions leverage its expertise in advanced technologies, including lasers, photonics and precision motion equipment, and optical components and sub-systems, to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications.  Newport is part of the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index.

To download Newport’s investor relations app, which offers access to its SEC filings, press releases, videos, audiocasts and more, please visit Apple’s App Store for the iPhone and iPad or Google Play for Android mobile devices.

INVESTOR CONFERENCE CALL

Robert J. Phillippy, President and Chief Executive Officer, and Charles F. Cargile, Senior Vice President and Chief Financial Officer, will host an investor conference call today, May 1, 2013, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to review the company’s results for the first quarter of 2013 and its business outlook for the remainder of 2013.  The call will be open to all interested investors through a live audio web broadcast via the Internet at www.newport.com/investors.  The call also will be available to investors and analysts by dialing 877-375-4189 within the U.S. and Canada or 973-935-2046 from abroad.

The webcast will be archived on the Newport website and can be reached through the same link.  An archived webcast will also be available on Newport’s investor relations app.  A telephonic playback of the conference call will be available by calling 855-859-2056 within the U.S. and Canada and 404-537-3406 from abroad.  Playback will be available beginning at 6:00 p.m. Eastern time on Wednesday, May 1, 2013, and continue through 11:59 p.m. Eastern time on Wednesday, May 8, 2013.  The replay passcode is 34470662.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements, including without limitation statements regarding the company’s expectation that the sequential increases in sales and orders in certain of its end markets may indicate the early signs of improving conditions in those markets; its expectation of significant growth in sales and profitability when macro-conditions improve resulting from its focus on its long-term growth initiatives and its effective execution, its expectation of improved market conditions during the course of 2013 and increased sales in the second half of 2013, the company’s expectation of slight sequential increases in sales, non-GAAP operating income and non-GAAP earnings per diluted share levels in the second quarter of 2013, and its expectation that the company’s long-term growth initiatives will accelerate its growth rate in future years.  Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.  Assumptions relating to the foregoing involve judgments and risks with respect to, among other things, Newport’s ability to achieve expected benefits from the integration of acquired businesses and its other cost savings initiatives; the strength of business conditions in the industries Newport serves, particularly the semiconductor and defense and security industries; Newport’s ability to successfully penetrate and increase sales to its targeted end markets; the levels of private and governmental research funding worldwide; potential order cancellations and push-outs; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products will continue to achieve customer acceptance; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport.  Certain of these judgments and risks are discussed in more detail in Newport’s periodic reports filed with the Securities and Exchange Commission.  Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized.  In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved.  Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

###

Newport Corporation

Consolidated Statements of Income and Comprehensive Income

(Unaudited)

	Three Months Ended
	March 30,	March 31,
(In thousands, except per share amounts)	2013	2012

Net sales	$132,607	$157,167
Cost of sales	77,475	89,098
Gross profit	55,132	68,069

Selling, general and administrative expenses	37,608	44,060
Research and development expense	13,101	13,799
Operating income	4,423	10,210

Interest and other expense, net	(2,137)	(2,187)
Income before income taxes	2,286	8,023

Income tax provision (benefit)	(448)	1,435
Net income	2,734	6,588
Net loss attributable to non-controlling interests	(12)	(4)
Net income attributable to Newport Corporation	$2,746	$6,592

Net income	$2,734	$6,588
Other comprehensive income:
Foreign currency translation gains (losses)	(2,452)	1,629
Unrecognized net pension gains (losses)	190	(16)
Unrealized gains (losses) on marketable securities	(98)	33
Comprehensive income	$374	$8,234

Comprehensive loss attributable to non-controlling interests	$(61)	$(42)
Comprehensive income attributable to Newport Corporation	435	8,276
Comprehensive income	$374	$8,234

Net income per share attributable to Newport Corporation:
Basic	$0.07	$0.17
Diluted	$0.07	$0.17

Shares used in the computation of net income per share:
Basic	38,601	37,731
Diluted	39,260	38,931

Other operating data:
New orders received during the period	$133,585	$186,104
Backlog at the end of period scheduled to ship within 12 months	$149,716	$174,861

Newport Corporation

Supplemental Non-GAAP Measures

(Unaudited)

	Three Months Ended
(In thousands, except per share amounts)	March 30, 2013	March 31, 2012

Net Sales	$132,607	$157,167

Cost of sales:
Cost of sales - GAAP	$77,475	$89,098
Amortization of intangible assets	895	180
Stock-based compensation expense	209	117
Acquisition-related, restructuring and severance costs	403	808
Non-GAAP cost of sales	75,968	87,993
Non-GAAP gross profit	$56,639	$69,174

Non-GAAP gross profit as a percentage of net sales	42.7%	44.0%

Operating income:
Operating income - GAAP	$4,423	$10,210
Amortization of intangible assets	2,586	5,177
Stock-based compensation	2,269	2,214
Acquisition-related, restructuring and severance costs	1,874	2,485
Gain on sale of assets	—	(166)
Non-GAAP operating income	$11,152	$19,920

Non-GAAP operating income as a percentage of net sales	8.4%	12.7%

Net income attributable to Newport Corporation:
Net income - GAAP	$2,746	$6,592
Amortization of intangible assets	2,586	5,177
Stock-based compensation	2,269	2,214
Acquisition-related, restructuring and severance costs	1,874	2,485
Gain on sale of assets	—	(166)
Release of valuation allowance against certain deferred tax assets	—	(1,391)
Income tax provision on non-GAAP adjustments	(3,315)	(2,769)
Non-GAAP net income	$6,160	$12,142

Net income per diluted share attributable to Newport Corporation:
Net income - GAAP	$0.07	$0.17
Total non-GAAP adjustments	0.09	0.14
Non-GAAP net income per diluted share	$0.16	$0.31

Newport Corporation

Consolidated Balance Sheets

(Unaudited)

	March 30,	December 29,
(In thousands)	2013	2012

ASSETS
Current assets:
Cash and cash equivalents	$83,846	$88,767
Restricted cash	3,122	3,107
Marketable securities	9,205	8,498
Accounts receivable, net	89,722	89,445
Notes receivable, net	1,514	1,536
Inventories, net	108,262	108,728
Deferred income taxes	19,817	19,872
Prepaid expenses and other current assets	18,111	17,727
Total current assets	333,599	337,680

Property and equipment, net	81,962	82,843
Goodwill	79,388	79,586
Deferred income taxes	5,456	5,646
Intangible assets, net	74,651	77,446
Investments and other assets	35,322	37,760
	$610,378	$620,961

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings, net	$35,468	$32,985
Accounts payable	30,372	31,061
Accrued payroll and related expenses	26,466	29,096
Accrued expenses and other current liabilities	34,945	34,696
Total current liabilities	127,251	127,838

Long-term debt, net	136,170	150,758
Accrued pension liabilities	26,561	27,764
Other liabilities	22,925	23,783

Total stockholders’ equity of Newport	296,146	289,432
Non-controlling interests	1,325	1,386
Total stockholders’ equity	297,471	290,818
	$610,378	$620,961